Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10

CREDIT SUISSE AG
Accelerated Return Equity Securities
Linked to a basket of Underlyings
BAH 442

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Principal Amount:	USD 2,500,000
Reference Basket:	Underlying	Ticker	Initial Level	Weighting
	S&P 500 Index	SPX <Index>	1109.18	52%
	iShares MSCI EAFE Index Fund	EFA UP <Equity>	56.03	34%
	S&P 400 Midcap Index	MID <Index>	719.46	7%
	Russell 2000 Index	RTY <Index>	611.21	7%
Trade Date:	December 16, 2009
Issue Date:	December 22, 2009
Valuation Date:	December 20, 2010
Maturity Date:	December 24, 2010
Offering Price:	$1,000 per security (100%)
Initial Level:	For each Underlying, the closing level of the Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of the Underlying on the Valuation Date.
Initial Basket Level:	1.0
Final Basket Level:	The sum of, for each Underlying, the product of the Initial Level divided by the Final Level, times the respective weightings.
Upside Participation Rate:	3
Basket Return Cap:	20.25%
Basket Return:
☐ If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows, subject to the Basket Return Cap: Upside Participation Rate * [(Final Basket Level – Initial Basket Level) / Initial Basket Level]

☐ If the Final Basket Level is less than or equal to the Initial Basket Level, the Basket Return will be calculated as follows:

[(Final Basket Level – Initial Basket Level) / Initial Basket Level]

If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity.

Redemption Amount:
You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.

Calculation Agent:	Credit Suisse International
Selling Commission:	0.75%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	None.
CUSIP and ISIN:	22546EQV9/ US22546EQV91

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated September 14, 2009, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221- 1037.